Exhibit 99.1

Conn’s, Inc. Reports Fourth Quarter and Full Year Fiscal 2015 Financial Results

THE WOODLANDS, TEXAS, March 31, 2015 – Conn’s, Inc. (NASDAQ:CONN), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its financial results for the fourth quarter and full year ended January 31, 2015.

Financial Results

Fourth-quarter fiscal 2015 significant items included (on a year-over-year basis unless noted):

•	Consolidated revenues increased 18.2% to $426.7 million due to new store openings and an increase in same store sales of 1.3%;

•	Retail gross margin decreased 110 basis points to 39.5%;

•	Adjusted retail segment operating income decreased 7.0% to $45.7 million;

•	Credit segment operating loss increased $9.5 million to an operating loss of $11.3 million, driven by increased provision for bad debts;

•
The percentage of the customer portfolio balance 60+ days delinquent was 9.7% as of January 31, 2015 compared to 8.8% as of January 31, 2014, with a sequential decrease of 30 basis points from October 31, 2014; and

•	Diluted earnings were $0.42 per share compared to diluted earnings of $0.75 per share.

Full year fiscal 2015 significant items included (on a year-over-year basis unless noted):

•	Consolidated revenues increased 24.4% to $1.5 billion due to new store openings and an increase in same store sales of 8.0%;

•	Retail gross margin increased 60 basis points to 40.5%;

•	Adjusted retail segment operating income increased 16.8% to $159.0 million;

•	Credit segment operating income decreased $61.3 million to an operating loss of $33.5 million, driven by increased provision for bad debts; and

•	Diluted earnings were $1.59 per share compared to diluted earnings of $2.54 per share.

Theodore M. Wright, Conn’s chairman and chief executive officer commented, "In the fourth quarter, the retail segment expanded with new store growth and positive same store sales. Delinquency rates are improving; however, our provision for credit losses reflects our expectation that delinquency levels and charge-offs will remain elevated over the short-term. Underwriting standards progressively tightened over the course of fiscal 2015 and our ability to resolve less than 60-day delinquency has improved. We still have work to do to demonstrate sustained effectiveness in reducing delinquency in later stages. Although still elevated from the same period last year, February 2015 credit performance provided additional evidence of improved credit trends with the 60+ day delinquency rate at 9.2%, down from 9.7% at January 31, 2015, despite a decrease in the customer portfolio balance."

Mr. Wright continued, "The retail segment successfully opened two new stores and delivered positive same store sales for the quarter. February same store sales decreased 5.8%, impacted by adverse weather conditions and the prolonged port labor disruption. Our furniture inventory, in particular, has not recovered from the interruption in the supply chain. We expect the impacts to diminish but will still be significant through at least April."

Retail Segment Fourth Quarter Results (on a year-over-year basis unless otherwise noted)

Total retail revenues were $351.7 million for the fourth quarter of fiscal 2015, an increase of $49.6 million, or 16.4%. The retail revenue growth reflects the impact of the net addition of 11 stores over the past 12 months and an increase in same store sales of 1.3%, offset by tighter year-over-year credit underwriting standards, fully lapping changes in marketing strategies last year that contributed to a 33.4% increase in same store sales and industry headwinds in the home office category.

The following table presents net sales and changes in net sales by category:

	Three Months Ended January 31,						Same store
(dollars in thousands)	2015	% of Total	2014	% of Total	Change	% Change	% change
Furniture and mattress	$90,329	25.8%	$72,275	24.0%	$18,054	25.0%	4.7%
Home appliance	84,461	24.1	70,724	23.4	13,737	19.4	6.6
Consumer electronics	108,372	30.9	88,917	29.5	19,455	21.9	8.2
Home office	32,323	9.2	37,272	12.3	(4,949)	(13.3)	(21.9)
Other	5,899	1.7	6,247	2.1	(348)	(5.6)	(19.4)
Product sales	321,384	91.7	275,435	91.3	45,949	16.7	1.7
Repair service agreement commissions	25,967	7.4	22,915	7.6	3,052	13.3	(1.2)
Service revenues	3,106	0.9	3,284	1.1	(178)	(5.4)
Total net sales	$350,457	100.0%	$301,634	100.0%	$48,823	16.2%	1.3%

The following provides a summary of items influencing Conn’s product category performance during the fourth quarter of fiscal 2015, compared to the prior-year period:

•	Furniture unit volume increased 23.3% with the average selling price flat;

•	Mattress unit volume increased 26.5% and the average selling price increased 3.1%;

•	Home appliance unit volume increased 22.1% offset by a 2.5% decrease in average selling price. Total sales for laundry increased 18.6%, refrigeration increased 19.3%, and cooking increased 19.9%;

•	Television sales increased 15.7% in total and increased 3.0% on a same store basis; and

•	Computer sales increased 1.5% and tablet sales declined 53.8%.

Retail gross margin was 39.5% for the fourth quarter of fiscal 2015, a decrease of 110 basis points from the prior-year period. This decrease in retail gross margin was attributable to a shift in the timing of earning certain vendor allowances throughout fiscal year 2015 compared to a greater portion being earned in the fourth quarter of fiscal year 2014, and unleveraged warehousing costs due to store openings in new markets. For the fourth quarter of fiscal 2015, furniture and mattress sales contributed 41.1% of the total product gross profit, home appliance accounted for 23.7% of total product gross profit, consumer electronics generated 27.0% of total product gross profit and home office contributed 6.1% of total product gross profit.

Credit Segment Fourth Quarter Results (on a year-over-year basis unless otherwise noted)

Credit revenues increased 27.1% to $75.1 million. The credit revenue growth was attributable to the increase in the average receivable portfolio balance outstanding. The total customer portfolio balance was $1.4 billion at January 31, 2015, rising 27.9%, or $297.5 million from January 31, 2014. The portfolio interest and fee income yield on an annualized basis was 18.2% for the fourth quarter, flat as compared to the same period last year.

Provision for bad debts for the fourth quarter of fiscal 2015 was $58.1 million, an increase of $20.0 million from the same prior-year period. This increase was impacted by the following:

•	A 30.7% increase in the average receivable portfolio balance resulting from new store openings and same store growth over the past 12 months;

•	A 23.0% increase in the balances originated during the fourth quarter compared to the same period in the prior year;

•
An increase of 90 basis points in the percentage of customer accounts receivable balances greater than 60 days delinquent to 9.7% at January 31, 2015. Delinquency increased year-over-year across product categories, geographic regions, years of origination and many of the credit quality levels;

•
Higher expected charge-offs over the next twelve-month period as losses are occurring at a faster pace than previously experienced, due to the increased number of new customers and continued elevation of our delinquency rates; and

•
The balance of customer receivables accounted for as troubled debt restructurings increased to $88.7 million, or 6.5% of the total portfolio balance, driving $2.8 million of the increase in provision for bad debts.

Additional information on the credit portfolio and its performance may be found in the Customer Receivable Portfolio Statistics table included within this press release and in our Form 10-K for the year ended January 31, 2015, to be filed with the Securities and Exchange Commission.

Fourth Quarter Net Income Results

For the fourth quarter of fiscal 2015, we reported net income of $0.42 per diluted share, which included net pre-tax charges and credits of $2.1 million, or $0.04 per diluted share, associated with facility closures, legal and professional fees related to the Company’s exploration of strategic alternatives and class action lawsuits, and severance costs. This compares to $0.75 per diluted share for the prior-year quarter, which included a pre-tax benefit of $0.7 million, or $0.01 per diluted share, associated with adjustments to facility closures reserves.

Store Update

We opened two Conn's HomePlus® stores during the fourth quarter. These new stores are located in Fort Collins and Colorado Springs, Colorado. We closed one store and relocated one other store, both in Texas, during the fourth quarter.

Capital and Liquidity

As of January 31, 2015, we had $529.2 million of borrowings outstanding under our revolving credit facility, including standby letters of credit issued. We had $302.2 million of immediately available borrowing capacity, with an additional $48.6 million that could become available upon increases in eligible inventory and customer receivable balances under the borrowing base.

Recent Developments and Operational Changes

In October 2014, we announced that our Board of Directors authorized management to explore a full range of strategic alternatives to enhance value for stockholders, including, but not limited to, a sale of the Company, separating its retail and credit businesses or slowing store openings and returning capital to investors. The Company and its advisors have conducted a thorough review of strategic alternatives, including alternatives not identified in the October announcement. After appropriate diligence and consideration, the Board of Directors has authorized management to actively pursue the sale of all or a portion of the loan portfolio, or other refinancing of our loan portfolio. We have engaged BofA Merrill Lynch and Stephens Inc., as financial advisors, to assist with this process.

There is no assurance that we will complete a sale of all or a portion of the loan portfolio, or other refinancing, and no timetable has been set for completion of this process. The Board of Directors may also determine that no transaction is in the best interests of shareholders. We do not intend to comment further regarding the process, or any specific transaction, until such time as the Board of Directors deems disclosure is appropriate or necessary.

Regardless of the outcome of pursuing a sale of all or a portion of the loan portfolio, or other refinancing of our loan portfolio, we continue with plans to open 15 to 18 stores in fiscal 2016 and execution of our other business strategies.

Additionally, the Board of Directors continues to search for additional senior leadership. For our Credit Risk Officer position, who will report to the Chief Operating Officer and will provide periodic reporting to the Credit Risk and Compliance Committee of the Board of Directors, we have an accepted offer from a candidate who is expected to join the Company in late April.

Outlook and Guidance

During fiscal year 2016, we will discontinue offering video game products, digital cameras and certain tablets. During fiscal year 2015, net sales and product margin from the sale of these products was approximately $50.0 million and $5.0 million, respectively. We have experienced significantly higher charge-off rates and lower product margins associated with purchases of these products by our customers.

The following are our expectations for the business for fiscal year 2016:

•	Change in same stores sales to range from flat to up low single digits;

•	Retail gross margin between 40% and 41%;

•	Opening of 15 to 18 new stores; and

•	Closure of two stores.

The following are our expectations for the business for the first quarter of fiscal year 2016:

•	Percent of bad debt charge-offs (net of recoveries) to average outstanding balance between 12.5% and 13.5%; and

•	Interest income and fee yield between 17.0% and 17.5% (as a point of reference, generally for every 100 basis point change in the provision rate, yield is impacted by approximately 15 basis points).

Conference Call Information

Conn’s will host a conference call and audio webcast on Tuesday, March 31, at 10 a.m. CT / 11 a.m. ET, to discuss its earnings and operating performance for the fiscal 2015 fourth quarter and fiscal year. A link to the live webcast, which will be archived for one year, and slides to be referred to during the call will be available at http://ir.Conns.com. Participants may also join the live call by dialing 877-754-5302 or 678-894-3020.

Replay of the telephonic call can be accessed through April 7, by dialing 855-859-2056 or 404-537-3406 and Conference ID: 85285941.

About Conn’s, Inc.

Conn’s is a specialty retailer currently operating 89 retail locations in Arizona, Colorado, Louisiana, Mississippi, Nevada, New Mexico, Oklahoma, South Carolina, Tennessee and Texas. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LCD, LED, 3-D, Ultra HD and plasma televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.

Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company’s future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company’s ability to achieve the results either expressed or implied by the Company’s forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company’s ability to execute a sale of its loan portfolio or another strategic transaction on favorable terms; The Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company’s credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company’s planned opening of new stores and the updating of existing stores; technological and market developments and sales trends for the Company’s major product offerings; the Company’s ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company’s ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company’s revolving credit facility, and proceeds from accessing debt or equity markets; and the other risks detailed in the Company’s most recent SEC reports, including but not limited to, the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions or update to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-G

S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended January 31,		Year Ended January 31,
	2015	2014	2015	2014
Revenues:
Total net sales	$350,457	$301,634	$1,220,976	$991,840
Finance charges and other revenues	76,291	59,507	264,242	201,929
Total revenues	426,748	361,141	1,485,218	1,193,769
Costs and expenses:
Cost of goods sold, including warehousing and occupancy costs	210,147	177,237	718,622	588,721
Cost of parts sold, including warehousing and occupancy costs	1,405	1,317	6,220	5,327
Delivery, transportation and handling costs	13,661	11,269	52,204	36,177
Selling, general and administrative expense	108,650	85,906	390,176	303,351
Provision for bad debts	58,577	38,175	192,439	96,224
Charges and credits	2,089	(717)	5,690	2,117
Total costs and expenses	394,529	313,187	1,365,351	1,031,917
Operating income	32,219	47,954	119,867	161,852
Interest expense	9,444	4,603	29,365	15,323
Other income, net	—	48	—	10
Income before income taxes	22,775	43,303	90,502	146,519
Provision for income taxes	7,317	15,568	31,989	53,070
Net income	$15,458	$27,735	$58,513	$93,449
Earnings per share:
Basic	$0.43	$0.77	$1.61	$2.61
Diluted	$0.42	$0.75	$1.59	$2.54
Weighted average common shares outstanding:
Basic	36,317	36,054	36,232	35,779
Diluted	36,791	37,021	36,900	36,861

CONN’S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended January 31,		Year Ended January 31,
	2015	2014	2015	2014
Revenues:
Product sales	$321,384	$275,435	$1,117,909	$903,917
Repair service agreement commissions	25,967	22,915	90,009	75,671
Service revenues	3,106	3,284	13,058	12,252
Total net sales	350,457	301,634	1,220,976	991,840
Finance charges and other revenues	1,226	455	2,566	1,522
Total revenues	351,683	302,089	1,223,542	993,362
Costs and expenses:
Cost of goods sold, including warehousing and occupancy costs	210,147	177,237	718,622	588,721
Cost of parts sold, including warehousing and occupancy costs	1,405	1,317	6,220	5,327
Delivery, transportation and handling costs	13,661	11,269	52,204	36,177
Selling, general and administrative expense	80,366	63,093	286,925	226,525
Provision for bad debts	453	79	551	468
Charges and credits	2,089	(717)	5,690	2,117
Total costs and expenses	308,121	252,278	1,070,212	859,335
Operating income	43,562	49,811	153,330	134,027
Other income, net	—	48	—	10
Income before income taxes	$43,562	$49,763	$153,330	$134,017
Retail gross margin	39.5%	40.6%	40.5%	39.9%
Delivery, transportation and handling costs as a percent of product sales and repair service agreement commissions	3.9%	3.8%	4.3%	3.7%
Selling, general and administrative expense as percent of revenues	22.9%	20.9%	23.5%	22.8%
Operating margin	12.4%	16.5%	12.5%	13.5%
Store count:
Beginning of period	89	72	79	68
Opened	2	8	18	14
Closed	(1)	(1)	(7)	(3)
End of period	90	79	90	79

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended January 31,		Year Ended January 31,
	2015	2014	2015	2014
Revenues -
Finance charges and other revenues	$75,065	$59,052	$261,676	$200,407
Costs and expenses:
Selling, general and administrative expense	28,284	22,813	103,251	76,826
Provision for bad debts	58,124	38,096	191,888	95,756
Total costs and expenses	86,408	60,909	295,139	172,582
Operating income (loss)	(11,343)	(1,857)	(33,463)	27,825
Interest expense	9,444	4,603	29,365	15,323
Income (loss) before income taxes	$(20,787)	$(6,460)	$(62,828)	$12,502
Selling, general and administrative expense as percent of revenues	37.7%	38.6%	39.5%	38.3%
Selling, general and administrative expense as percent of average total customer portfolio balance (annualized)	8.6%	9.0%	8.7%	8.8%
Operating margin	(15.1)%	(3.1)%	(12.8)%	13.9%

CONN’S, INC. AND SUBSIDIARIES
CUSTOMER RECEIVABLE PORTFOLIO STATISTICS
(unaudited)
(dollars in thousands, except average outstanding customer balance and average income of credit customer)

	January 31,
	2015	2014
Total customer portfolio balance	$1,365,807	$1,068,270
Weighted average credit score of outstanding balances	596	594
Number of active accounts	724,585	621,229
Weighted average months since origination of outstanding balance	8.5	8.4
Average outstanding account balance	$1,885	$1,720
Percent of balances 60+ days past due to total customer portfolio balance	9.7%	8.8%
Percent of re-aged balances to total customer portfolio balance	13.4%	11.3%
Account balances re-aged more than six months	$41,932	$21,168
Percent of total allowance for bad debts to total customer portfolio balance	10.8%	6.7%
Percent of total customer portfolio balance represented by no-interest receivables	32.8%	35.6%

	Three Months Ended January 31,		Year Ended January 31,
	2015	2014	2015	2014
Total applications processed	346,164	307,409	1,221,075	989,862
Weighted average origination credit score of sales financed	611	605	608	602
Percent of total applications approved and utilized	45.1%	49.9%	44.9%	50.3%
Average down payment	3.1%	3.1%	3.6%	3.5%
Average income of credit customer at origination	$41,400	$39,000	$40,400	$39,700
Average total customer portfolio balance	$1,321,833	$1,011,517	$1,193,211	$869,561
Interest income and fee yield (annualized)	18.2%	18.2%	17.7%	17.9%
Percent of charge-offs, net of recoveries, to average total customer portfolio balance (annualized)	13.1%	10.6%	10.1%	8.0%
Weighted average monthly payment rate	4.78%	4.82%	5.11%	5.28%
Provision for bad debts (credit segment) as a percentage of average total customer portfolio balance (annualized)	17.6%	15.1%	16.1%	11.0%
Percent of retail sales paid for by:
In-house financing, including down payment received	79.9%	78.1%	78.0%	77.3%
Third-party financing	8.2%	12.7%	10.8%	12.0%
Third-party rent-to-own options	5.4%	3.6%	4.7%	3.1%
	93.5%	94.4%	93.5%	92.4%

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except per share amounts)

	January 31,
	2015	2014
Assets
Current Assets:
Cash and cash equivalents	$12,223	$5,727
Customer accounts receivable, net	643,094	527,267
Other accounts receivable	67,703	51,480
Inventories	159,068	120,530
Deferred income taxes	20,040	20,284
Income taxes recoverable	11,058	2,187
Prepaid expenses and other current assets	12,529	8,120
Total current assets	925,715	735,595
Long-term portion of customer accounts receivable, net	558,257	457,413
Property and equipment, net	120,218	86,842
Deferred income taxes	33,505	7,721
Other assets	9,627	10,415
Total assets	$1,647,322	$1,297,986
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$395	$420
Accounts payable	85,355	82,861
Accrued expenses	39,630	29,234
Other current liabilities	19,629	16,412
Total current liabilities	145,009	128,927
Deferred rent	52,792	22,013
Long-term debt	774,015	535,631
Other long-term liabilities	21,836	22,125
Total liabilities	993,652	708,696
Stockholders' equity	653,670	589,290
Total liabilities and stockholders' equity	$1,647,322	$1,297,986

CONN’S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF RETAIL SEGMENT OPERATING INCOME, AS ADJUSTED
(unaudited)
(dollars in thousands)

	Three Months Ended January 31,		Year Ended January 31,
	2015	2014	2015	2014
Operating income, as reported	$43,562	$49,811	$153,330	$134,027
Adjustments:
Costs (credits) related to facility closures	541	(717)	3,646	2,117
Legal and professional fees related to evaluation of strategic alternatives and class action lawsuits	639	—	1,135	—
Severance costs	909	—	909	—
Operating income, as adjusted	$45,651	$49,094	$159,020	$136,144
Retail segment revenues	$351,683	$302,089	$1,223,542	$993,362
Operating margin:
As reported	12.4%	16.5%	12.5%	13.5%
As adjusted	13.0%	16.3%	13.0%	13.7%

Basis for presentation of non-GAAP disclosures:

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we also provide retail segment adjusted operating income and adjusted operating margin. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures but should be considered in addition to results presented in accordance with GAAP, and are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making and (2) they are used by some of its institutional investors and the analyst community to help them analyze our operating results.